Exhibit 10.9

RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANTED UNDER

BIOVERATIV INC. 2017 NON-EMPLOYEE DIRECTORS EQUITY PLAN

1.                                      Grant of Restricted Stock Units

Pursuant to the Bioverativ Inc. 2017 Non-Employee Directors Equity Plan (the “Plan”), Bioverativ Inc. (the “Company”) hereby grants to you, a Non-Employee Director of the Company (the “Participant”) on each of the dates specified on your Fidelity stock plan account (the “Grant Date”)  the number of restricted stock units (the “RSUs” or the “Award”) specified on your Fidelity stock plan account, subject to the terms and conditions of this award agreement (“Agreement”) and the Plan.  No RSU shall be paid unless vested in accordance with this Agreement.  The Participant’s rights to the RSUs granted pursuant to this Agreement are subject to the restrictions described in this Agreement and the Plan, in addition to such other restrictions, if any, as may be imposed by law.  All initially capitalized terms used will have the meaning specified in the Plan, unless another meaning is specified in this Agreement.

2.                                      Vesting

A.                                    The Participant shall have a nonforfeitable right to a portion of the Award (such portion, the vested portion) only upon the dates posted on your Fidelity stock plan account, except as otherwise provided herein or determined by the Committee in its sole discretion.  No portion of the Award shall become vested on a Vesting Date (as defined below) unless the Participant is then, and since the Grant Date has continuously been, serving as a Non-Employee Director of the Company.  If the Participant ceases to serve as a Non-Employee Director of the Company for any reason, any then-outstanding and unvested portion of the Award shall be automatically and immediately forfeited and terminated, except as otherwise provided in this Agreement and the Plan.

B.                                    The Award shall become vested [vesting increments to be determined at date of grant] of the Grant Date (each, a “Vesting Date”).

C.                                    Except as otherwise provided in the Plan or determined by the Committee, upon termination of the Participant’s service as a Non-Employee Director of the Company (i) for any reason other than Retirement, death or Disability, including by reason of a termination For Cause, the unvested portion of the Award shall be forfeited, and (ii) by reason of the Participant’s Retirement, death or Disability, the Award shall become vested as of such date.

3.                                      Delivery of Award

This Award (to the extent vested) shall be settled by the Company by the issuance and delivery of Shares as soon as reasonably practicable after (but no later than sixty (60) days after) each Vesting Date, to the Fidelity stock plan account of the Participant.  Any issuance of Shares shall be made only in whole Shares, and any fractional shares shall be distributed in an equivalent cash amount.

4.                                      Cancellation and Rescission of Awards

The Committee may cancel, rescind, withhold or otherwise limit or restrict the Award prior to payment at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.

5.                                      No Voting Rights/Dividends

The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers to the Participant shares of Common Stock.  The Participant is not entitled to vote any Common Stock by reason of the granting of the Award or to receive or be credited with any dividends declared and payable on any share of Common Stock underlying the Award prior to the payment date with respect to such share.

6.                                      Unfunded Status

The obligations of the Company and its Affiliates hereunder shall be contractual only.  The Participant shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

7.                                      Taxes

The Participant is solely responsible for the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

8.                                      Provisions of the Plan

The Award is subject to the provisions of the Plan, which are incorporated herein by reference, and in the event of any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.  A copy of the Plan as in effect on the Grant Date has been made available to the Participant.

9.                                      No Right to Continued Service

The grant of the Award shall not confer upon any Participant any right with respect to the continuation of service as member of the Board or interfere in any way with the right of the Company or its stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

10.                               No Rights as a Stockholder

The Participant shall not have any rights as a stockholder with respect to any shares (including dividend or voting rights) to be issued under the Award until he or she becomes the holder of such shares.

11.                               Governing Law

The provisions of the Award shall be governed by and interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

Bioverativ Inc.

By	Luci Celona
EVP, Human Resources